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BLACKROCK FUNDS (THE "REGISTRANT"): BLACKROCK EMERGING MARKETS EQUITY
STRATEGIES FUND (THE "FUND")

Sub-Item 77K:
Changes in registrant's certifying accountant

Attached please find as an exhibit to Sub-Item 77K of Form N-SAR, information regarding a change in the Fund's independent registered public accounting firm.

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                                                                    EXHIBIT 77K

BLACKROCK FUNDS/SM/ (THE "REGISTRANT"): BLACKROCK EMERGING MARKETS EQUITY STRATEGIES FUND (THE "FUND")

Sub-Item 77K
Changes in registrant's certifying accountant

On February 24, 2017, BlackRock Emerging Markets Equity Strategies Fund (the "Fund"), a series of BlackRock Funds/SM/ (the "Registrant"), dismissed PricewaterhouseCoopers LLP ("PwC") as the Fund's independent registered public accounting firm effective upon the issuance of their report on the Fund's financial statements as of and for the year ended December 31, 2016. The Audit Committee of the Registrant's Board of Trustees (the "Board of Trustees") participated in, and approved, the decision to change the independent registered public accounting firm. PwC's report on the Fund's financial statements for the fiscal period ended December 31, 2016 contained no adverse opinion or disclaimer of opinion nor was it qualified or modified as to uncertainty, audit scope or accounting principle. During the Fund's fiscal period ended December 31, 2016 and the subsequent interim period through February 24, 2017, (i) there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused them to make reference to the subject matter of the disagreements in connection with their reports on the Fund's financial statements for such periods, and (ii) there were no "reportable events" of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The Audit Committee of the Board of Trustees approved the engagement of Deloitte & Touche LLP ("D&T") as the Fund's independent registered public accounting firm for the fiscal year ending December 31, 2017. The selection of D&T does not reflect any disagreements with or dissatisfaction by the Fund or the Board of Trustees with the performance of the Fund's prior independent registered public accounting firm, PwC. During the Fund's fiscal period ended December 31, 2016 and the subsequent interim period through February 24, 2017, neither the Fund, nor anyone on its behalf, consulted with D&T on items which:
(i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund's financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).

The Registrant has requested PwC to furnish it with a letter addressed to the Securities and Exchange Commission stating whether PwC agrees with the statements contained above. A copy of the letter from PwC to the Securities and Exchange Commission is filed as an exhibit hereto.